United States

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 4, 2015

FNB BANCORP

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously reported, on May 14, 2015, the registrant, FNB Bancorp, and its wholly owned banking subsidiary, First National Bank of Northern California, entered into an Agreement and Plan of Reorganization and Merger dated as of May 14, 2015 (the "Agreement") to acquire all of the outstanding common stock and preferred stock of America California Bank, a California banking corporation with its head office in San Francisco, California. The all-cash purchase price to be paid to holders of common stock and preferred stock of America California Bank is $10.60 per share, or approximately $21,510,000 in the aggregate. The closing of the acquisition occurred on September 4, 2015. All required regulatory approvals and approval of the America California Bank shareholders were obtained prior to the closing.

Financial statements and pro forma financial information for the acquisition of America California Bank, as required by Item 2.01 of Form 8-K, will be filed with the Commission as soon as practicable hereafter by an amendment of this report.

Item 8.01 Other Events

A copy of the press release issued by FNB Bancorp on September 4, 2015, to announce the closing of the Agreement and the merger of America California Bank with and into First National Bank of Northern California is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

99.1	Press release on September 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: September 8, 2015	By:	/s/ David A. Curtis
David A. Curtis
Senior Vice President and
Chief Financial Officer